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                                                                    Exhibit 99.1

RFM News Release                     Contacts: RF Monolithics, Inc.
                                               Investor Relations
                                               Carol Bivings
                                               972-448-3767


        RF Monolithics, Inc. Elects Chairman and Appoints New President

Dallas, Texas (November 12, 1999) RF Monolithics, Inc. (RFM) (Nasdaq: RFMI) today announced that the Board of Directors has appointed Michael R Bernique to the newly created position of Chairman of the Board. Mr. Bernique has served on RFM's Board since October 1997. Mr. Bernique is President and CEO of TelOptica, Inc., a network optimization and professional services company. Prior to that, Mr. Bernique was President of Satellite Data Networks Group of General Instrument and he served as Senior Vice President Sales and Service at DSC Communications Corporation from 1989 to 1995.

Additionally, the Company named David M. Kirk as President and CEO and appointed him to the Board of Directors. Mr. Kirk has served as Vice President of Marketing for RFM since June 1998 and was a successful marketing executive for fourteen years at Murata Electronics North America, Inc. prior to joining RFM. David holds a B.S. in Electrical Engineering from Clemson University, S.C.

Mr. Sam Densmore, President and CEO and Member of the Board of Directors, announced his retirement effective November 11, 1999. Mr. Densmore will continue to serve the Company in an advisory capacity. Mr. Densmore joined the Company as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary in October 1993. In July 1996 he was elected President and CEO.

Mr. Bernique commented, "We are delighted that David has accepted the position of CEO. We feel his engineering and marketing talents will provide leadership, at this stage of RFM development, to allow us to capitalize on our long-term growth opportunities. We, of course, want to thank Sam for his tremendous contributions to our growth and wish him well." Mr. Bernique further commented, "I am also very pleased to accept the leadership position for the Board. We feel RFM has leading edge technology, which serves the wireless revolution, and that our products will be the springboards for new wireless applications."

RFM, headquartered in Dallas, Texas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components, and modules based on surface acoustic wave technology for the automotive, computer, consumer, industrial and telecommunications, markets worldwide.

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This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, timely development, acceptance and pricing of products, impact of competitive products, general economic conditions, as well as the other risks detailed from time to time in the Company's SEC reports, including Form 10-K for the year dated August 31, 1998. The Company does not assume the obligation to update any forward-looking statements contained in this release.


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